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Exhibit 4.6

PLEDGE SUPPLEMENT

        This PLEDGE SUPPLEMENT, dated as of December 12, 2003, is delivered by UAE Ref-Fuel II Corp, a Delaware corporation, (the "New Grantor") pursuant to the Pledge and Security Agreement, dated as of November 24, 2003 (as it may be from time to time amended, restated, modified or supplemented, the "Security Agreement"), among MSW Energy Holdings II LLC, a Delaware limited liability company, MSW Energy Finance Co. II, Inc., a Delaware corporation, the other Grantors named therein, and Wells Fargo Bank Minnesota, N.A., as the Collateral Agent. Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.

        New Grantor hereby confirms the grant to the Collateral Agent set forth in the Security Agreement of, and does hereby grant to the Collateral Agent, a security interest in all of New Grantor's right, title and interest in and to all Collateral to secure the Secured Obligations and New Grantor's guarantee of the Notes or the obligations of the Company under the Indenture whether now or hereafter existing or in which New Grantor now has or hereafter acquires an interest and wherever the same may be located. From and after the date hereof, New Grantor shall be a "Grantor" for all purposes of the Security Agreement. New Grantor hereby makes, as of the date hereof, all of the representations and warranties set forth in the Security Agreement. New Grantor represents and warrants that the attached Supplements to Schedules accurately and completely set forth all additional information required pursuant to the Security Agreement and hereby agrees that such Supplements to Schedules shall constitute part of the Schedules to the Security Agreement.

        Any notice or other communication shall be sent to New Grantor at the address set forth below.

  155 Chestnut Ridge Road
  Montvale, New Jersey 07645
  Telephone No.: (201) 690-4802

        New Grantor hereby irrevocably appoints the Collateral Agent as New Grantor's attorney-in-fact, with full authority in the place and stead of New Grantor and in the name of New Grantor, and hereby agrees to be bound by all of the terms, provisions and obligations contained in Section 6 of the Security Agreement.

        [Signature Page Follows]

        IN WITNESS WHEREOF, New Grantor has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of December 12, 2003.

UAE REF-FUEL II CORP.
By:	/s/ KIRK J. BILY Name: Kirk J. Bily Title: Assistant Secretary

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  Exhibit 4.6
PLEDGE SUPPLEMENT